Exhibit (d)(4)

AMENDMENT TO THE

SUB-MANAGEMENT AGREEMENT

BETWEEN

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

AND

MIRAE ASSET GLOBAL INVESTMENTS (BRASIL) GESTAO DE RECURSOS LTDA.

THIS AMENDMENT is entered into as of April 5, 2011, by and among MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 1 Bryant Park, 39th Floor, New York, NY 10036, and MIRAE ASSET GLOBAL INVESTMENTS (BRASIL) GESTAO DE RECURSOS LTDA. (the “Sub-Manager”), a Brazilian corporation whose registered address is N1455 Av. Presidente Juscelino Kubitschek Level J2, Sao Paulo, Brasil.

RECITALS

WHEREAS, the parties previously entered into a Sub-Management Agreement dated July 21, 2010 (the “Agreement”), which generally provides that Sub-Manager shall furnish certain sub-advisory services in connection with Investment Manager’s advisory activities on behalf of each separate series set forth in Exhibit A of the Agreement (each a “Fund” and collectively the “Funds”) of the Mirae Asset Discovery Funds, a Delaware statutory trust (the “Trust”); and

WHEREAS, Investment Manager wishes to retain Sub-Manager to provide Global Emerging Markets Great Consumer Fund certain sub-advisory services in connection with Investment Manager’s advisory activities and, therefore, wishes to amend Exhibit A to the Agreement to add Global Emerging Markets Great Consumer Fund; and

WHEREAS, Investment Manager and Sub-Manager now desire to add to Schedule A to the Agreement the monthly fee that Investment Manager agrees to pay to Sub-Manager for all services rendered by Sub-Manager with respect to Global Emerging Markets Great Consumer Fund and in accordance with Section 8 of the Agreement; and

WHEREAS, the investment management agreement between Investment Manager and the Trust, dated July 9, 2010 contemplates that Investment Manager may sub-contract investment advisory services with respect to the Funds to a sub-manager pursuant to a sub-management agreement agreeable to the Trust and approved in accordance with the provisions of the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, this Amendment has been approved in accordance with the provisions of the 1940 Act, and Sub-Manager is willing to furnish such services upon the terms and conditions of the Agreement and set forth herein; and

WHEREAS, Investment Manager and Sub-Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.

The Agreement is hereby amended by adding the following to Exhibit A:

Global Emerging Markets Great Consumer Fund

2.

The Agreement is hereby amended by adding the following to Schedule A:

Name of Fund	Sub-Management Fee

Global Emerging Markets Great Consumer Fund

(a) 12.50% of the total monthly investment management fee received by the Investment Manager from Global Emerging Markets Great Consumer Fund plus (b) an amount equal to 25% of the total monthly investment management fee received by the Investment Manager from the Fund multiplied by the average daily percentage of the Fund’s net assets allocated to the Sub-Manager during the month.

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC		MIRAE ASSET GLOBAL INVESTMENTS (BRASIL) GESTAO DE RECURSOS LTDA.

By:	/s/ Hun Jun Jang	By:	/s/ Mi Seob Kim
Print Name:	Hun Jun Jang	Print Name:	Mi Seob Kim
Title:	President & CEO	Title:	Chief Operating officer
		By:	/s/ Young Kim
		Print Name:	Young Kim
		Title:	CIO